[PLM International, Inc. Letterhead]

PLM International, Inc.
One Market, Steuart Street Tower, Suite 800
San Francisco, Ca 94105-1301

May 27, 1997

Dear Fellow Stockholder,

         As a follow-up to our May 19, 1997 letter, we want to provide you with additional information regarding Gary D. Engle and the PLM Stockholder Committee. We also want to identify the specific statements and accusations made by Mr. Engle in information he has distributed which we believe are misleading.

                           PLM'S "NET INCOME" FIGURES

         In our prior letter, we objected to Engle's statement that PLM has incurred nearly $22.7 million of cumulative net losses since 1991. We believe this statement is inaccurate because it does not point out that the losses included dividends of approximately $21.4 million on preferred stock which has now been retired and $5.1 million resulting from a non-recurring accounting change. We do, however, acknowledge that Engle's statement is accurate in to so far as it reflects the Company's net income to common shares for these five years.

WE DOUBT ENGLE'S CHARACTERIZATION OF HIMSELF AS A "CONCERNED STOCKHOLDER" WHO IS
                         LOOKING OUT FOR YOUR INTEREST.

         In our prior letter, we noted that Engle and companies he controls have sponsored 21 unsolicited tender offers for companies that he originally organized and managed, and have been sued in a federal class action lawsuit, and in Massachusetts Superior court, for breach of his duties to investors in connection with those tender offers.

         Ultimately, these lawsuits were settled. In the Settlement Agreement, without admitting or denying fault, Engle agreed to disseminate a Supplement to the Offers providing additional information to each of the unitholders, to increase the tender offer prices to reflect a premium, and to purchase up 35% of the outstanding units in the partnerships.

       WE QUESTION ENGLE'S CLAIM THAT "A SALE OF THE COMPANY TO EQUIS ...
                     WOULD BE ATTRACTIVE TO STOCKHOLDERS."

         As noted in our prior letter and press releases, shortly after submitting his proposals and commencing this proxy contest, Engle delivered a letter to your Board of Directors stating that another company he controls is "prepared to offer" to pay stockholders $5 per share for all of the Company's outstanding stock. Engle's proposed purchase price is below the Company's per share book value and below the market price as of the close of trading on May 16, 1997. However, a $5.00 price does represent a premium to stock prices before Engle's submission of his proposed transaction, stockholder proposals and nominees for election to the Board, and over the historic price levels of the past five years.

         Although your Board has decided not to pursue the $5 proposal submitted by Engle, it is committed to maximizing stockholder value and has engaged Josephthal Lyon & Ross Incorporated to assist the Board in its review of all financial and strategic alternatives which fully reflect the Company's inherent value.

WE DON'T  BELIEVE  ENGLE'S  PROMISE TO INCREASE THE VALUE OF YOUR  INVESTMENT IN
                                      PLM.

         Engle's past record shows a history of making below-market tender offers for companies and liquidating them for his own profit. In one of the unsolicited tender offers referred to above, Engle's investment earned a return of 138% in just eleven months. Investors in the same company earned 0.6% per year over approximately 8 years! Indeed, Engle's proxy materials reveal that he is already cashing in -- during the stock's recent price increase, Gary Engle SOLD 31,500 shares of PLM's common stock.

         In our prior letter, we noted that in 13 of the unsolicited tender offers referred to above, Engle liquidated the companies within one year even though in documents filed with the Securities and Exchange Commission he stated that there were no plans to liquidate the companies or sell their assets. We are concerned that these past actions cast doubt on Mr. Engle's intentions regarding PLM, not only in the context of a proposed "cash-out merger" or tender offer, but also in conjunction with his contest for representation on the Board.

        WE DO BELIEVE THAT ENGLE IS ATTEMPTING TO PROFIT AT YOUR EXPENSE

         We do believe that Engle and his associates are trying to do the same thing to PLM's investors as they have done to other companies' investors. As part of their attempt to gain control of your Company, Engle and his associates submitted five proposals for your consideration which would make it easier for him to succeed in a coercive takeover. They are also sponsoring two nominees for election to your Board of Directors.

         We also think it is important to set PLM International's record straight.

ENGLE'S STOCK PERFORMANCE GRAPHS ARE MISLEADING.

ENGLE SAYS:           "The poor  performance  of the  Company's  stock is
                      underscored by comparing its significant decline with the tremendous increase in the major stock market indices ..."

THE TRUTH  IS:        Since  completing  its  restructuring  plan in
                      December 1994,  PLM's stock price has almost doubled,  and it  has  increased  60%  this  year  alone.1  During  both periods, PLM's stock price outperformed the S&P 500 (SPX).
                      Engle's  information  distorts PLM's stock  performance by presenting  different  scales in his two charts.  As shown
                      below,  the  comparative   results  since  completing  our
                      restructuring appear much different when PLM's stock performance is measured on charts using the same scale.

                        [INSERT STOCK PERFORMANCE GRAPH]

The diagram is a line graph showing the percentage change in daily closing price through 5/16/97 for PLM and the S&P 500. During the defined time period the PLM line stays generally above the S&P 500 line (a greater increase in value since 12/1/94) until May 1996, and then after lagging behind the S&P 500 for about 11 months, catches and exceeds it in April 1997.

In 1994, the Board initiated a share repurchase program, believing that the Company's stock price did not fully reflect the intrinsic value of the shares. The Board of Directors believes that this program, which to date has resulted in the repurchase of a total of approximately 3,500,000 shares (representing approximately 22% of the outstanding shares) at an average price of $3.60 per share, has had a positive impact on the increase in the stock price reflected on the preceding graph. The Company has also experienced nine consecutive quarters of profitable operations since completing its restructuring plan.

                     DON'T GAMBLE YOUR INVESTMENT ON ENGLE

We have rebuilt PLM International into a financially sound, growth company. The Board of Directors believes that it is not in the best interest of all stockholders to turn over control of the Company just when the positive results of our strategic plan are beginning to become apparent.

                       RETURN THE WHITE PROXY CARD TODAY

If your shares are registered in your own name, you may mail or fax the Company's WHITE proxy card to MacKenzie Partners, Inc. at the address or fax number listed below.

If your shares are held in "Street Name" - held in your name by your brokerage firm or bank - immediately instruct your broker or bank representative to sign the Company's WHITE proxy card on your behalf. If you have further questions, please call:

                         MACKENZIE PARTNERS, INC. (logo)
                                156 Fifth Avenue
                               New York, NY 10010

                          CALL TOLL FREE (800) 322-2885
                               FAX: (212) 929-0308

                           SUPPORT YOUR CURRENT BOARD
                       VOTE PLM'S WHITE PROXY CARD TODAY!

Even if you have already returned PLM's WHITE proxy card, which we recently sent you together with PLM's Annual Report, please take a moment to sign, date and mail the enclosed WHITE card in the postage-paid envelope to be sure your shares are represented at the Annual Meeting. We again ask you NOT to return Engle's GREEN proxy card, even as a protest against their nominees, because it will have the effect of canceling your vote for your Board's nominees.

IF YOU HAVE ALREADY  RETURNED ENGLE'S GREEN PROXY CARD, YOU MAY CHANGE YOUR VOTE
                  BY RETURNING A LATER DATED WHITE PROXY CARD.

We appreciate your support and thank you for your continuing interest in PLM.

On Behalf of the Board of Directors,
Sincerely,


/S/ ROBERT N. TIDBALL
---------------------------
ROBERT N. TIDBALL
President and Chief Executive Officer


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1 Based on the closing price of $5.625 per share on the American  Stock Exchange on May 16, 1997.